Exhibit 99.1

Rosetta Stone Announces Closing of
Secondary Common Stock Offering

ARLINGTON, VA — June 11, 2013 — Rosetta Stone Inc. (NYSE:RST), a leading provider of technology-based language-learning solutions (“Rosetta Stone”), today announced that the previously announced public offering of 3,500,000 shares of common stock by the selling stockholders, ABS Capital Partners IV Trust and Norwest Equity Partners VIII, LP, and Rosetta Stone has closed.  Of the total 3,500,000 shares of common stock sold, the selling stockholders sold 3,490,000 shares and Rosetta Stone sold 10,000 shares. In connection with the offering, the selling stockholders granted the underwriters a 30-day option to purchase up to 525,000 additional shares of common stock from the selling stockholders, which option has not yet been exercised.  Following closing of the offering, ABS Capital Partners IV Trust owns 2,989,294 shares of Rosetta Stone common stock, representing approximately 13.5% of the outstanding shares of common stock of Rosetta Stone, and Norwest Equity Partners VIII, LP, owns 1,954,326 shares of Rosetta Stone common stock, representing approximately 8.8% of the outstanding shares of common stock of Rosetta Stone.

Rosetta Stone intends to use the net proceeds from the sale of its 10,000 shares to pay for the fees and expenses of the company incurred in connection with the offering.  Rosetta Stone did not receive any proceeds from the sale of the shares of common stock sold by the selling stockholders.

Robert W. Baird & Co. Incorporated and William Blair & Company, L.L.C. were joint book-running managers for the offering.

The offering was made by means of a prospectus supplement and the accompanying prospectus, copies of which may be obtained by sending a request to:  Robert W. Baird & Co. Incorporated, 777 East Wisconsin Avenue, 28th Floor, Milwaukee, Wisconsin 53202-5391, or by calling toll-free 1-800-792-2473; or to William Blair & Company, L.L.C., Attention: Prospectus Department, 222 West Adams Street, Chicago, Illinois 60606, or by calling toll-free 1-800-621-0687. Electronic copies of the prospectus and the prospectus supplement are available on the Securities and Exchange Commission’s website at www.sec.gov.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sales of the securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Rosetta Stone

Rosetta Stone Inc. provides cutting-edge interactive technology that is changing the way the world learns languages. The company’s proprietary learning techniques—acclaimed for their power to unlock the natural language-learning ability in everyone—are used by schools, businesses, government organizations and millions of individuals around the world. Rosetta Stone offers courses in 30 languages, from the most commonly spoken (like English, Spanish and Mandarin) to the less prominent (including Swahili, Swedish and Tagalog). The company was founded in 1992 on the core beliefs that learning to speak a language should be a natural and instinctive process, and that interactive technology can activate the language immersion method powerfully for learners of any age. Rosetta Stone is based in Arlington, VA, and has offices in Harrisonburg, VA, Boulder, CO, Austin, TX, San Francisco, CA, Seattle, WA, Tokyo, Seoul, London, Dubai and Sao Paulo.

“Rosetta Stone” is a registered trademark or trademark of Rosetta Stone Ltd. in the United States and other countries.

Investor Contact:	Media Contact:
Steve Somers, CFA	Jonathan Mudd
ssomers@rosettastone.com	jmudd@rosettastone.com
703-387-5876	571-357-7148

Source: Rosetta Stone Inc.